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                                                                    EXHIBIT 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-6420) of Petroleum Geo-Services ASA and in the Prospectuses constituting part of the Registration Statement on Form F-4 (Registration No. 333-9702) of Petroleum Geo-Services ASA, part of the Registration Statements on Form F-3 (Registration Nos. 333-9518 and 333-9520) of Petroleum Geo-Services ASA and part of the Registration Statements on Form F-3 (Registration Nos. 333-10348, 333-10348-01, and 333-10348-02) of Petroleum
Geo-Services ASA, PGS Trust I and PGS Trust II of our report dated February 16, 1999, except as to Note 20, which is as of April 21, 1999, appearing on page F-1 of this Form 20-F/A.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
November 5, 1999